Exhibit 99.1

NEWS RELEASE

For Immediate Release

Inovio Pharmaceuticals Closes $87.4 Million Underwritten Financing

PLYMOUTH MEETING, PA – May 5, 2015 — Inovio Pharmaceuticals, Inc. (NASDAQ: INO) (“Inovio” or the “Company”), today closed its previously announced underwritten public offering of 10,925,000 shares of the Company’s common stock, including 1,425,000 shares of common stock issued pursuant to the underwriter’s exercise of its option, at the public offering price of $8.00 per share. The gross proceeds of this offering were $87.4 million. Net proceeds to the Company, after deducting the underwriter’s discounts and commission and other estimated offering expenses payable by the Company, were approximately $82.1 million.

The Company intends to use the net proceeds received from the sale of the common stock for general corporate purposes, including clinical trial expenses, research and development expenses, general and administrative expenses, manufacturing expenses and potential acquisitions of companies and technologies that complement its business.

Piper Jaffray & Co. and Stifel acted as joint bookrunning managers for the offering. H.C. Wainwright & Co., LLC, Brean Capital, LLC and Maxim Group LLC acted as co-managers of the offering.

The securities described above were offered by Inovio pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on August 8, 2014. A prospectus supplement and the accompanying prospectus relating to the securities offered has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Copies of the prospectus supplement and the accompanying prospectus relating to the securities being offered may also be obtained from Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, via telephone at 800-747-3924 or email at prospectus@pjc.com; or from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, CA 94104, via telephone at 415-364-2720 or email at syndprospectus@stifel.com.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of Inovio being offered, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Inovio Pharmaceuticals, Inc.

Inovio is revolutionizing the fight against cancer and infectious diseases. Our immunotherapies uniquely activate best-in-class immune responses to prevent and treat disease, and have shown clinically significant efficacy with a favorable safety profile. With an expanding portfolio of immune therapies, the company is advancing a growing preclinical and clinical stage product pipeline. Partners and collaborators include Roche, MedImmune, University of Pennsylvania, DARPA, Drexel University, NIH,

HIV Vaccines Trial Network, National Cancer Institute, U.S. Military HIV Research Program, and University of Manitoba. For more information, visit www.inovio.com.

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This press release contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating to our business, including our plans to develop electroporation-based drug and gene delivery technologies and DNA vaccines, our expectations regarding our research and development programs and our capital resources. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials and product development programs (including, but not limited to, the fact that pre-clinical and clinical results referenced in this release may not be indicative of results achievable in other trials or for other indications, that the studies or trials may not be successful or achieve the results desired, including safety and efficacy for VGX-3100, that pre-clinical studies and clinical trials may not commence or be completed in the time periods anticipated, that results from one study may not necessarily be reflected or supported by the results of other similar studies and that results from an animal study may not be indicative of results achievable in human studies), the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA vaccines, our ability to support our broad pipeline of SynCon® active immune therapy and vaccine products, our ability to advance our portfolio of immune-oncology products independently, including INO-5150, and to commence a phase I clinical trial for INO-5150 in the first half of 2015, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by the company or its collaborators, including alternatives that may be more efficacious or cost-effective than any therapy or treatment that the company and its collaborators hope to develop, our ability to enter into partnerships in conjunction with our research and development programs, evaluation of potential opportunities, issues involving product liability, issues involving patents and whether they or licenses to them will provide the company with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether the company can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of the company’s technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2014, and other regulatory filings from time to time. There can be no assurance that any product in Inovio’s pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proven accurate.

CONTACTS:

Investors: Bernie Hertel, Inovio Pharmaceuticals, 858-410-3101, bhertel@inovio.com